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                                                                    EXHIBIT 12.1

                           SIRIUS SATELLITE RADIO INC.
         STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                          For the Year Ended December 31,
                                                        -------------------------------------------------------------------------
                                                                                                                         For the
                                                                                                                           Six
                                                                                                                          Months
                                                                                                                           Ended
                                                                                                                         June 30,
                                                         1999         2000         2001         2002         2003         2004
                                                         ----         ----         ----         ----         ----         ----
                                                                             (Numbers in thousands, except ratios)

Earnings:
Pretax loss from continuing operations                $ (62,822)   $(134,744)   $(235,763)   $(422,481)   $(226,215)(2)  $(277,775)
Add:
Interest and other financial charges expended            16,806       33,595       89,686      106,163       50,510         28,968
Amortization of capitalized interest                       --           --           --         10,324       11,653          5,827
Interest factor attributable to rentals                   1,244        1,678        2,743        3,198        1,101            506
                                                      ---------    ---------    ---------    ---------    ---------      ---------
Earnings, as adjusted, from continuing operations     $ (44,772)   $ (99,471)   $(143,334)   $(302,796)   $(162,951)(2)  $(242,474)
                                                      =========    =========    =========    =========    =========      =========
Fixed charges:
Interest and other financial charges expended         $  16,806    $  33,595    $  89,686    $ 106,163    $  50,510      $  28,968
Interest capitalized                                     56,567       63,728       19,270        5,426         --             --
Interest factor attributable to rentals                   1,244        1,678        2,743        3,198        1,101            506
                                                      ---------    ---------    ---------    ---------    ---------      ---------
Total fixed charges                                   $  74,617    $  99,001    $ 111,699    $ 114,787    $  51,611      $  29,474
                                                      =========    =========    =========    =========    =========      =========

Ratio of earnings to fixed charges(1)                      --           --           --           --           --             --
Deficiency (sufficiency) of earnings to
   fixed charges                                      $ 119,389    $ 198,472    $ 255,033    $ 417,583    $ 214,562      $ 271,948


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 (1) No figure is provided for any period during which the applicable ratio was less than 1.00. Therefore earnings available for fixed charges were inadequate to cover fixed charges for these periods.

 (2) The year ended December 31, 2003 includes the effects of other income of $256.5 million associated with our March 2003 debt restructuring.